Filed Pursuant to Rule 433

Registration No. 333-212571

Fact Sheet | November 9, 2018 Issuer: Tenor: Barclays Bank PLC Approximately 5 years Hypothetical Payment at Maturity The S&P 500 Index (Bloomberg ticker: 'SPX <Index>') and the Russell 2000 Index (Bloomberg ticker: 'RTY <Index>') and the Dow Jones Industrial Average (Bloomberg ticker: 'INDU <Index>') (each, a 'Reference Asset') Reference Assets: For each Reference Asset 60.00% of its Initial Value For each Reference Asset 60.00% of its Initial Value [$18.75 – $21.25] per quarter (based on a [7.50% – 8.50%] per annum rate), to be determined on the Initial Valuation Date. Barrier Value: Coupon Barrier Value: Contingent Coupon Amount: Selected Structure Definitions Early Redemption at the Option of the Issuer: We may redeem the notes (in whole but not in part) at our sole discretion without your consent at the Redemption Price set forth in the accompanying Pricing Supplement on any Contingent Coupon Payment Date prior to the Maturity Date, provided that we give at least five business days’ prior written notice to the trustee. If, on any quarterly Observation Date, the Closing Value of each Reference Asset is greater than or equal to its respective Coupon Barrier Value, you will receive a Contingent Coupon equal to the Contingent Coupon Amount on the related Contingent Coupon Payment Date. Otherwise, you will not receive a Contingent Coupon on such date. If the notes are not early redeemed by us prior to scheduled maturity, you will receive on the Maturity Date a cash payment per $1,000 principal amount of notes (in addition to any Contingent Coupon that may otherwise be due on such date) equal to: Contingent Coupon: Payment at Maturity: 06746XWA7 / US06746XWA70 The Closing Value of the Reference Assets on the Initial Valuation Date CUSIP / ISIN: Initial Value: • If the Final Value of the Least Performing Reference Asset is greater than or equal to its Barrier Value, $1000 per $1,000 principal amount note; or • If the Final Value of the Least Performing Reference Asset is less than its Barrier Value, an amount calculated as follows: $1,000 + ($1,000 x Reference Asset Return of the Least Performing Reference Asset) If the notes are not early redeemed by us prior to scheduled maturity, and if the Final Value of the Least Performing Reference Asset is less than its Barrier Level, you will be fully exposed to the negative performance of the Least Performing Reference Asset and may lose up to 100.00% of the principal amount of your notes at maturity. Final Value: The Closing Value of the Reference Assets on the Final Valuation Date November 30, 2018 December 5, 2018 Initial Valuation Date: Issue Date: Final Valuation Date: Maturity Date: November 27, 2023 November 30, 2023 The notes are not suitable for all investors. You should read carefully the accompanying Pricing Supplement (together with all documents incorporated by reference therein) for more information on the risks associated with investing in the notes. Any payment on the notes, including any Contingent Coupons and any payment upon an Early Redemption or at maturity, is not guaranteed by any third party and is subject to both the creditworthiness of the Issuer and the exercise of any U.K. Bail-in Power, as further described in the accompanying Pricing Supplement. All terms that are not defined in this fact sheet shall have the meanings set forth in the accompanying preliminary pricing supplement dated October 30, 2018 (the 'Pricing Supplement'). All terms set forth or defined herein, including all prices, levels, values and dates, are subject to adjustment as described in the accompanying Pricing Supplement. In the event that any of the terms set forth or defined in this fact sheet conflict with the terms as described in the accompanying Pricing Supplement, the terms described in the accompanying Pricing Supplement shall control. Payment at Maturity $1,600 $1,500 $1,400 $1,300 $1,200 $1,100 $1,000 $900 $800 $700 $600 $500 Reference Asset Return of the Least Performing Reference Asset Callable Contingent Coupon Notes

Fact Sheet | November 9, 2018 Summary Characteristics of the Notes Summary Risk Considerations • Commissions—Barclays Capital Inc. will receive commissions from the Issuer of up to 1.125% of the principal amount of the notes, or up to $11.25 per $1,000 principal amount. Please see the accompanying Pricing Supplement for additional information about selling concessions, commissions and fees. • Estimated Value Lower Than Issue Price—Our estimated value of the notes on the Initial Valuation Date is expected to be between $930.00 and $967.40 per note. Please see “Additional Information Regarding Our Estimated Value Of The Notes” in the accompanying Pricing Supplement for more information. • Potential for Significant Loss—The notes differ from ordinary debt securities in that the Issuer will not necessarily repay the full principal amount of the notes at maturity. You will lose some or all of your principal if the notes are not early redeemed by us prior to scheduled maturity, and if the Final Value of the Least Performing Reference Asset is less than its Barrier Value. You may lose up to 100.00% of your principal amount. Any payment on the notes, including the repayment of principal, is subject to the credit risk of Barclays Bank PLC. • Credit of Issuer—The notes are senior unsecured debt obligations of the Issuer and are not, either directly or indirectly, an obligation of any third party. In the event the Issuer were to default on its obligations, you may not receive any amounts owed to you, including any Contingent Coupons and any payment upon an Early Redemption or at maturity, under the terms of the notes. • U.K. Bail-In Power—Each holder of notes acknowledges, accepts, and agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority, which may be exercised so as to result in you losing all or a part of the value of your investment in the notes or receiving a different security from the notes that is worth significantly less than the notes. Please see “Consent to U.K. Bail-In Power” in the accompanying Pricing Supplement for more information. • Historical Performance—The historical performance of the Reference Assets is not an indication of the future performance of the Reference Assets over the term of the notes. • Potential Return Limited to Contingent Coupons—The positive return you may receive on the notes is limited to the Contingent Coupons, if any, that may be payable during the term of the notes. It is possible that you will not receive any Contingent Coupons during the term of the notes. • Conflict of Interest—In connection with our normal business activities and in connection with hedging our obligations under the notes, we and our affiliates play a variety of roles in connection with the notes, including acting as calculation agent and as a market-maker for the notes. In each of these roles, our and our affiliates’ economic interests may be adverse to your interests as an investor in the notes. • Potential Early Exit—If the notes are early redeemed, you will not receive any additional payments on the notes and you may not be able to reinvest any amounts received in a comparable investment with similar risk and yield. • Lack of Liquidity—The notes will not be listed on any securities exchange. There may be no secondary market for the notes or, if there is a secondary market, there may be insufficient liquidity to allow you to sell the notes easily. • Return Linked Only to Least Performing Reference Asset—Your return will be determined based solely on the performance of the Least Performing Reference Asset, regardless of the performance of any other Reference Asset. • Tax Treatment—Significant aspects of the tax treatment of the notes are uncertain. You should consult your tax advisor about your tax situation. In addition to the summary risks and characteristics of the notes discussed under the headings above, you should carefully consider the risks discussed under the heading “Selected Risk Considerations” in the accompanying Pricing Supplement and under the heading “Risk Factors” in the accompanying prospectus supplement. Other Information This fact sheet is a general summary of the terms and conditions of this offering of notes. The Issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for this offering of notes. Before you invest, you should read carefully the full description of the terms and conditions of, and risks associated with investing in, the notes contained in the Pricing Supplement as well as the information contained in the accompanying prospectus supplement and prospectus that are incorporated by reference in the Pricing Supplement. The Pricing Supplement, as filed with the SEC, is available at the following hyperlink: https://www.creativeservices.barclays/docs/200007927/06746XWA7.pdf You may access the prospectus supplement and prospectus that are incorporated by reference in the Pricing Supplement by clicking on the respective hyperlink for each document included in the Pricing Supplement under the heading “Additional Documents Related To The Offering Of The Notes,” or by requesting such documents from the Issuer or any underwriter or dealer participating in this offering. We strongly advise you to carefully read these documents before investing in the notes. You may revoke your offer to purchase the notes at any time prior to the Initial Valuation Date. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to the Initial Valuation Date. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase of the notes. You may choose to reject such changes, in which case we may reject your offer to purchase the notes. Callable Contingent Coupon Notes